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                                                                 Exhibit (e)(12)

                                October 23, 2002

Paravant Inc.
89 Headquarters Plaza North
Suite 1421
Morristown, New Jersey 07960

      Re:   Employment Agreement dated March 20, 2002

Dear Sirs:

      In connection with the above-referenced Employment Agreement (the "Agreement") between the undersigned and Paravant Inc. (the "Company"), this letter is intended to acknowledge that the undersigned hereby relinquishes and waives (i) his right under Section 9 of the Agreement to receive as severance thereunder $50,000 of one year's full salary if the undersigned's employment by the Company is terminated "without cause" following a change of control, and
(ii) in addition to the reduction described in (i), his rights under Section 15 of the Agreement to receive $50,000 of additional severance benefits under
Section 9 thereof if the undersigned's employment by the Company is terminated "without cause" during the first one year following the change of control and to receive $100,000 of the total severance of 2 years base salary if he voluntarily resigns and accepts a two year covenant not to compete following a change of control.

      Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed to such terms in the Agreement. Except as modified hereby, the terms and provisions of the Agreement shall continue in full force and effect.

                                              /s/ Krishan K. Joshi
                                              ---------------------------------
                                              Krishan K. Joshi

ACKNOWLEDGED AND AGREED TO:

PARAVANT INC.


By: /s/ John C. Zisko
    --------------------------------
Name: John C. Zisko
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Title:      Chief Financial Officer
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